 North America Structured Investments  4yr Uncapped Digital Contingent Buffered Notes linked to EFA  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.Minimum Denomination: $1,000  Fund: iShares MSCI EAFE ETF  Contingent Min Return: [35.00% - 40.00%]  Contingent Buffer: 25%  Final Value: The Index closing level on the Observation Date  Initial Value: The Index closing level on the Pricing Date  Pricing Date: August 26, 2016  Observation Date: August 26, 2020  Maturity Date: August 31, 2020  CUSIP: 46646ERX2  Hypothetical Returns on the Notes at Maturity**  Note Payoff at Maturity Index Peformance  $1,500  $1,400  $1,300  $1,200  $1,100  $1,000  $900  $800  $700  $600  $500  -50% -30% -10% 10% 30% 50%  Index Return  Hypothetical  Preliminary PricingSupplement: http://sp.jpmorgan.com/document/cusip/46646ERX2/doctype/Product_Termsheet/document.pdf  Hypothetical Hypothetical Note  Index Return Return  Payment at Maturity  For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes,see the hyperlink above.  80.00% 80.00% $1,800.00  50.00% 50.00% $1,500.00  Certain Product Characteristics  34.00%  35.00%  $1,350.00  If the Final Value is greater than or equal to the Initial Value, your payment at maturity per $1,000 principal amountnote will be calculated as follows: $1,000 + ($1,000 × greater of (a) Contingent Minimum Return and (b) Fund Return).If the Final Value is less than the Initial Value by up to the Contingent Buffer Amount, you will receive the principalamount of your notes at maturity.  If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, your payment at maturityper $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Fund Return).  If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will lose more than  25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of thenotes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  * The final Contingent Minimum Return will be provided in the Pricing Supplement and will not be less than 35.00% or greaterthan 40.00%.  ** Reflects an Contingent Minimum Return of 35.00% and an Uncapped Return of for illustrative purposes. The hypotheticalreturns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees  15.00% 35.00% $1,350.00  10.00% 35.00% $1,350.00  8.00% 35.00% $1,350.00  5.00% 35.00% $1,350.00  0.00% 0.00% $1,000.00  -10.00% 0.00% $1,000.00  -25.00% 0.00% $1,000.00  -25.01% -25.01% $749.90  -40.00% -40.00% $600.00  -100.00% -100.00% $0.00  or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, thehypothetical returns and hypothetical payments shown above would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  4yr Uncapped Digital Contingent Buffered Notes linked to EFA  Selected Risks  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Financial or JPMorgan Chase & Co.  • If the Final Value is less than the Initial Value by more than 25.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the  Initial Value. Accordingly, under these circumstances, you will lose more than 25.00%of your principal amount at maturity and could lose all of your principal amount at  maturity.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets.  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but isnot required to do so. The price, if any, at which JPMS will be willing to purchase notesfrom you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricingsupplement for additional information.  Additional Information  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which thesematerials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial CompanyLLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. Youmay get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., anyagent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase& Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is notintended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com